Exhibit 10.3

AMENDMENT SIX
TO THE
PERRIGO COMPANY
NONQUALIFIED DEFERRED COMPENSATION PLAN
WHEREAS, Perrigo Company, a Michigan corporation (the “Company”), maintains the Perrigo Company Nonqualified Deferred Compensation Plan, as amended and restated effective January 1, 2007 (the “Plan”), and as subsequently amended; and
WHEREAS, the Company deems it desirable to amend the Plan (i) to increase the number of termination accounts from one to two, and (ii) to provide that disability determinations shall be made by the employer’s long-term disability carrier or by the Social Security Administration;
NOW, THEREFORE, pursuant to the amendment authority reserved to the Company and delegated to the Perrigo Company Retirement Plan Committee, the Plan is amended as follows:
1.    Section 1.24 of the Plan (“Disability”) is amended to read as follows for claims involving disability determinations filed after April 1, 2018:

1.24
“Disability” shall mean, for claims involving disability determinations filed after April 1, 2018, (i) the Participant is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving disability benefits under the Participant’s Employer’s long-term disability plan for a period of not less than three months and evidence thereof has been furnished to the Committee, or (ii) the Participant is determined to be totally disabled by the Social Security Administration and evidence of such determination has been furnished to the Committee.

2.    A new Section 1.41 is added to Article I of the Plan (“Definitions”) effective for Plan Years beginning on or after January 1, 2019:

1.41
“Termination Account” shall mean the bookkeeping account maintained by the Employer for the benefit of a Participant to record the Termination Benefit elected by the Participant in connection with his or her commencement of participation in the Plan as set forth in Section 5.2.

3.    Section 5.2 of the Plan (“Payment of Termination Benefit”) is amended by replacing the first sentence thereof with the following effective for Plan Years beginning on or after January 1, 2019:
A Participant, in connection with his or her commencement of participation in the Plan, shall elect on an Election Form to receive the Termination Benefit in a lump sum or pursuant to an Annual Installment Method of up to 15 years, with such election to be reflected in a Termination Account for the benefit of the Participant. For Plan Years beginning on or after January 1, 2019, a Participant in connection with his or her commencement of participation in the Plan may elect to have two such Termination Accounts.

IN WITNESS WHEREOF, the Company has caused this Amendment to be executed by its duly authorized officer this 23 day of July 2018.

PERRIGO COMPANY

By:	/s/ Lou Cherico
Its:	Chairman, Retirement Committee